Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hostess Brands, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333 214603 and 333 219149) on Form S 3 and No. 333 215487 on Form S 8 of our report dated February 24, 2021, except for Notes 1, 2, 12, 13, 14, and 15, and for the restatement as to the effectiveness of internal control over financial reporting for a material weakness related to the classification and measurement of warrant liabilities, as to which the date is May 17, 2021, with respect to the consolidated financial statements of Hostess Brands, Inc. and subsidiaries, and our report dated February 24, 2021, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to the classification and measurement of warrant liabilities, as to which the date is May 17, 2021, with respect to the effectiveness of internal control over financial reporting of Hostess Brands, Inc. and subsidiaries.
/s/ KPMG LLP
Kansas City, Missouri
May 17, 2021